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                                                                      Exhibit 23

                          Independent Auditors' Consent


Board of Directors
Aeroflex Incorporated:


We consent to incorporation by reference in the registration statements (Nos. 33-75496, 33-88868, 33-88878, 333-42399, 333-42405, 333-64611, 333-90173,
333-31654, 333-53626, 333-53622 and 333-61094) on Form S-8 and (No. 333-53618)
on Form S-3 of Aeroflex Incorporated of our report dated August 10, 2001, relating to the consolidated balance sheets of Aeroflex Incorporated and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows and related schedule for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K of Aeroflex Incorporated.




                                       KPMG LLP


Melville, New York
September 28, 2001